NEWS RELEASE

The Hartford Announces Fourth Quarter And Full Year 2019 Financial Results; Also Provides 2020 Outlook For Selected Business Metrics And Increases Quarterly Dividend By 8%

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Fourth quarter 2019 net income available to common stockholders of $543 million ($1.49 per diluted share) increased 186% over fourth quarter 2018, and core earnings* of $522 million (core earnings per diluted share* of $1.43) rose 84% from fourth quarter 2018

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Full year 2019 net income available to common stockholders totaled $2,064 million ($5.66 per diluted share) and was up 15% over 2018. Full year 2019 core earnings of $2,062 million (core earnings per diluted share of $5.65) grew 31% from $1,575 million ($4.33 per diluted share) in 2018

•	Net income ROE for the trailing 12-month period ended Dec. 31, 2019, was 14.4% and core earnings ROE* for the same period was 13.6%

•	Book value per diluted share was $43.85, up 25% from Dec. 31, 2018; book value per diluted share excluding accumulated other comprehensive income (AOCI)* rose 11% to $43.71

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During the quarter, The Hartford repurchased 1.8 million common shares for $110 million and paid $106 million in common dividends; for full year 2019, share repurchases totaled 3.4 million common shares for $200 million, with $800 million remaining under its $1.0 billion authorization

•	A quarterly dividend of $0.325 per common share was declared, an 8% increase, for record date Mar. 2, 2020, payable Apr. 2, 2020

•	In addition, The Hartford provided its outlook for 2020 key business metric ranges for Commercial Lines and Personal Lines combined ratios and Group Benefits margins

* Denotes financial measure not calculated in accordance with generally accepted accounting principles (non-GAAP); definitions of non-GAAP measures and reconciliations to their closest GAAP measures can be found in this news release under the heading Discussion of Non-GAAP Financial Measures

HARTFORD, Conn., Feb. 3, 2020 – The Hartford (NYSE: HIG) today announced financial results for the fourth quarter and year ended Dec. 31, 2019.

“2019 was a pivotal year strategically for The Hartford as we positioned the company with enhanced capabilities to strengthen our competitive advantages in a dynamic market environment", said The Hartford's Chairman and CEO Christopher Swift. "Group Benefits results were exceptional with continued margin improvement reflecting favorable incidence in group disability. Property & Casualty underwriting income improved 36% and the investment portfolio continued to perform well with strong partnership returns. We generated an annualized core earnings return on equity of 13.6%, an impressive result in the current market environment."

The Hartford's President Doug Elliot further commented, "2019 was a very good year for our P&C businesses. Small Commercial continues to deliver industry leading financial results, products and capabilities. In Middle and Large Commercial we are maintaining positive traction across our industry verticals and in Global Specialty product breadth and underwriting expertise is deepening our relationships with distribution partners and customers. Personal Lines delivered excellent earnings in 2019 and new business continues to grow. I am very encouraged by the pricing momentum in both our Middle and Large Commercial lines and Global Specialty markets. We are well positioned to deliver profitable growth in the improving pricing market."

Chairman and CEO Christopher Swift further commented, "Entering 2020, we remain focused on execution and integration of our recent acquisitions. The combination of continued investments to further enhance the capabilities of our platform, consistent financial performance and ongoing capital management will create value for the benefit of all stakeholders."

CONSOLIDATED RESULTS:

	Three Months Ended			Twelve Months Ended
($ in millions except per share data)	Dec 31 2019	Dec 31 2018	Change[1]	Dec 31 2019	Dec 31 2018	Change
Net income available to common stockholders	$543	$190	186%	$2,064	$1,801	15%
Net income available to common stockholders per diluted share[2]	$1.49	$0.52	187%	$5.66	$4.95	14%

Core earnings	$522	$284	84%	$2,062	$1,575	31%
Core earnings per diluted share	$1.43	$0.78	83%	$5.65	$4.33	30%

Book value per diluted share	$43.85	$35.06	25%	$43.85	$35.06	25%
Book value per diluted share (ex. AOCI)	$43.71	$39.40	11%	$43.71	$39.40	11%

Net income (loss) available to common stockholders' return on equity (ROE)[3], last 12-months	14.4%	13.7%	0.7	14.4%	13.7%	0.7
Core earnings ROE[3], last 12-months	13.6%	11.6%	2.0	13.6%	11.6%	2.0
[1] The Hartford defines increases or decreases greater than or equal to 200%, or changes from a net gain to a net loss position, or vice versa, as "NM" or not meaningful
[2] Includes dilutive potential common shares; for net income available to common stockholders per diluted share, the numerator is net income less preferred dividends
[3] Return on equity (ROE) is calculated based on last 12-months net income available to common stockholders and core earnings, respectively; for net income ROE, the denominator is stockholders’ equity including AOCI; for core earnings ROE, the denominator is stockholders’ equity excluding AOCI

Fourth quarter 2019 net income available to common stockholders was $543 million, or $1.49 per diluted share, up 186% and 187%, respectively, from fourth quarter 2018. The increase was principally due to an increase in both Property & Casualty (P&C) and Group Benefits driven, in part, by a change from net realized capital losses in fourth quarter 2018 to net realized capital gains in fourth quarter 2019:

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P&C net income also increased due to the change from an underwriting loss in fourth quarter 2018 to an underwriting gain in fourth quarter 2019, and an increase in net investment income, mostly driven by the acquisition of Navigators Group

•	Group Benefits net income increased primarily due to a lower group disability loss ratio in fourth quarter 2019

Core earnings of $522 million and core earnings per diluted share of $1.43 in fourth quarter 2019 were up 84% and 83%, respectively, compared with fourth quarter 2018, primarily attributable to improved underwriting results in P&C, a lower group disability loss ratio in Group Benefits and higher net investment income.

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P&C underwriting results increased primarily due to lower current accident year (CAY) catastrophes (CATs) as fourth quarter 2018 included losses from the California wildfires. Underlying underwriting results, which exclude CATs and prior year development (PYD), decreased compared to fourth quarter 2018 due to the inclusion of Navigators results, which incurred several large losses in fourth quarter 2019, a higher loss ratio for workers' compensation due to ongoing rate pressure in Small Commercial, higher non-CAT property losses in Personal Lines compared to unusually low losses in fourth quarter 2018, and increased underwriting expenses, mostly related to higher variable compensation

•	Group Benefits results reflect a lower group disability loss ratio from favorable incidence and recoveries

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Net investment income was higher than fourth quarter 2018 by 10%, largely driven by the acquisition of Navigators and, to a lesser extent, income from make whole payments and mortgage loan prepayments, partially offset by lower reinvestment rates

Full year 2019 net income available to common stockholders of $2,064 million, or $5.66 per diluted share, were up 15% and 14%, respectively, from full year 2018. The increase in net income available to common stockholders was due to an increase in income from continuing operations, partially offset by a reduction in income from discontinued operations due to the sale in May 2018 of the life and annuity business. Income from continuing operations, net of tax, increased by $600 million, primarily due to a change to net realized capital gains in 2019 compared to net realized capital losses in 2018, an increase in P&C underwriting gain, a lower loss ratio in Group Benefits and an increase in net investment income, partially offset by a higher loss on extinguishment of debt and higher integration costs in 2019.

Full year 2019 core earnings of $2,062 million and core earnings per diluted share of $5.65 grew 31% and 30%, respectively, compared with full year 2018, primarily attributable to:

•	Lower CAY CAT losses in P&C due to a decrease in wildfire losses

•	A 10% increase in net investment income, primarily driven by the acquisition of Navigators, organic growth of P&C assets, and higher returns on LP investments, and

•	A lower group disability loss ratio in Group Benefits

Partially offset by:

•	A decrease in net favorable P&C PYD

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Lower underlying P&C underwriting results, driven by higher underwriting expenses, a higher loss ratio on workers' compensation due to ongoing rate pressure principally in Small Commercial, higher non-CAT property losses and the inclusion of Navigators, which typically runs at a higher combined ratio

Dec. 31, 2019 book value per diluted share of $43.85 rose 25% from $35.06 at Dec. 31, 2018, due to a 25% increase in common stockholders' equity resulting primarily from the impact of lower market interest rates and tighter credit spreads on AOCI and from net income in excess of common stockholder dividends during 2019.

Book value per diluted share (excluding AOCI) of $43.71 as of Dec. 31, 2019 increased 11% from $39.40 at Dec. 31, 2018, primarily due to net income in excess of common stockholder dividends.

During 2019, The Hartford returned $633 million to shareholders, consisting of $433 million in common stockholder dividends paid and $200 million of common share repurchases.

On Feb. 3, 2020 The Hartford's board of directors declared a dividend of $0.325 per share of common stock, payable Apr. 2, 2020, to common stock shareholders of record at the close of business on Mar. 2, 2020, an increase of 8% in the dividend rate.

2019 net income available to common stockholders ROE was 14.4% compared with net income ROE of 13.7% in 2018. Core earnings ROE in 2019 rose to 13.6%, 2.0 points higher than 11.6% in 2018, driven by a 31% increase in trailing 12-month core earnings.

2020 KEY BUSINESS METRICS OUTLOOK
The Hartford also announced its outlook for several 2020 key business metrics. The company does not provide an outlook for consolidated net income or core earnings. The key business metrics shown below are management estimates based on business, competitive, capital market, catastrophe and other assumptions.

Actual 2020 results are subject to unusual or unpredictable items such as weather or catastrophe losses, change in loss frequency and severity, regulatory changes or assessments, prior year development, capital markets or investment results and other factors that are not within management's control. The company has frequently experienced unusual or unpredictable changes in revenues, expenses or other items that were not anticipated in prior outlooks. The table below presents the 2020 key business metrics compared with 2019 actual results.

Key Business Metrics	2019 Actual	2020 Outlook Range
Commercial Lines combined ratio [1][2]	97.7	95.5 - 97.5
Commercial Lines underlying combined ratio	94.0	92.0 - 94.0
Personal Lines combined ratio [1][2]	95.0	98.5 - 100.5
Personal Lines underlying combined ratio	91.9	91.5 - 93.5
P&C current accident year catastrophe loss ratio [1]	4.0	4.0
Group Benefits net income margin [3]	8.8%	6.25% - 7.25%
Group Benefits core earnings margin*	8.9%	6.5% - 7.5%
[1] 2020 combined ratio metrics include an estimated consolidated P&C current accident year catastrophe loss ratio of 4.0 points, comprised of 2.9 points in Commercial Lines and 7.1 points in Personal Lines; actual 2020 catastrophes are likely to be different and will fluctuate quarterly due to seasonal variations
[2] Commercial Lines combined ratio range includes an estimated 0.4 points for accretion of discount on workers' compensation reserves as PYD. Personal Lines does not include any estimated PYD
[3] Group Benefits 2020 net income margin outlook includes integration costs of $15 million, after tax, compared with $28 million, after tax, in 2019

The Hartford's key business metrics outlook for 2020 reflects the company’s goal to maintain, and improve where possible, strong margins and revenue growth. Subject to the cautionary language in the immediately preceding paragraph, the 2020 outlook assumes a catastrophe loss ratio of 4.0 points, and a 7% annualized investment yield, before tax, on LPs in the Group Benefits investment portfolio, compared with 18% in 2019.

BUSINESS RESULTS:
Commercial Lines

	Three Months Ended			Twelve Months Ended
($ in millions, unless otherwise noted)	Dec 31 2019	Dec 31 2018	Change	Dec 31 2019	Dec 31 2018	Change
Net income	$302	$253	19%	$1,192	$1,212	(2)%
Core earnings	$292	$337	(13)%	$1,173	$1,245	(6)%
Written premiums	$2,190	$1,800	22%	$8,452	$7,136	18%
Underwriting gain	$42	$168	(75)%	$189	$525	(64)%
Underlying underwriting gain	$94	$150	(37)%	$497	$600	(17)%
Losses and loss adjustment expense ratio
Current accident year before catastrophes	59.8	57.3	2.5	59.3	57.3	2.0
Current accident year catastrophes	3.9	2.0	1.9	3.9	3.9	-
Prior accident year development (PYD)	(1.6)	(3.0)	1.4	(0.5)	(2.8)	2.3
Expenses	35.8	34.2	1.6	34.7	33.9	0.8
Policyholder dividends	0.3	0.3	-	0.4	0.3	0.1
Combined ratio	98.2	90.7	7.5	97.7	92.6	5.1
Impact of catastrophes and PYD on combined ratio	(2.3)	1.0	(3.3)	(3.4)	(1.1)	(2.3)
Current accident year change in loss reserves upon acquisition of a business	-	-	-	(0.3)	-	(0.3)
Underlying combined ratio*	95.9	91.7	4.2	94.0	91.5	2.5

Fourth quarter 2019 net income of $302 million increased $49 million, or 19%, from fourth quarter 2018 principally due to a change from net realized capital losses in fourth quarter 2018 to net realized capital gains in fourth quarter 2019 and higher net investment income, partially offset by a lower underwriting gain.

Fourth quarter 2019 core earnings of $292 million were down 13% from $337 million in fourth quarter 2018 principally due to:

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Underlying underwriting gain of $94 million, down $56 million from fourth quarter 2018 reflecting Navigators, which incurred several large losses in fourth quarter 2019, a higher CAY loss ratio for workers' compensation driven by ongoing rate pressure, particularly in Small Commercial, and increased underwriting expenses, largely due to higher variable compensation and higher commissions

•	Higher CAY CATs versus the prior year, partially offset by:

•	Net investment income of $298 million, before tax, which rose 21% compared to fourth quarter 2018 primarily due to higher asset levels from the Navigators acquisition

PYD in fourth quarter 2019 included $16 million of adverse development related to Navigators Group 2018 and prior accident years that is not included in core earnings. While the reserve development was economically ceded to National Indemnity Company under an adverse development cover (ADC), the $16 million ceded to National Indemnity Company in fourth quarter 2019 was recognizable as a deferred gain. Under retroactive reinsurance accounting, cumulative ceded losses in excess of ceded premium paid of $91 million are deferred and recognized as a benefit to income over the period recoveries are received in cash. As of December 31, 2019, the company has cumulatively ceded $107 million of Navigators Group losses to National Indemnity Company with $193 million of limit remaining under the ADC.

Fourth quarter 2019 written premiums of $2.2 billion increased 22% over fourth quarter 2018, driven by the acquisition of Navigators Group.

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Excluding Navigators, fourth quarter 2019 written premiums were relatively flat as increases in financial products, Small Commercial package business, Middle Market industry verticals and National Accounts were offset by a decline in workers' compensation in both Small Commercial and Middle Market

•	Decreases in new business and lower premium retention in Middle Market offset higher premium retention in Small Commercial

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Fourth quarter 2018 included $32 million of new business from the 2018 Foremost renewal rights agreement. Excluding the new business from this agreement, Small Commercial new business was up 9% in fourth quarter 2019

Combined ratio was 98.2 in fourth quarter 2019, 7.5 points higher than 90.7 in fourth quarter 2018. Underlying combined ratio of 95.9 increased 4.2 points from fourth quarter 2018 primarily due to the inclusion of Navigators results in Global Specialty, which typically runs at a higher combined ratio, ongoing rate pressure in workers' compensation principally in Small Commercial, as well as a higher expense ratio. Also in fourth quarter 2019 there were higher CAY losses in Global Specialty primarily due to several large losses on business written internationally.

Personal Lines

	Three Months Ended			Twelve Months Ended
($ in millions, unless otherwise noted)	Dec 31 2019	Dec 31 2018	Change	Dec 31 2019	Dec 31 2018	Change
Net income (loss)	$66	$(178)	NM	$318	$(32)	NM
Core earnings (loss)	$61	$(166)	NM	$285	$(28)	NM
Written premiums	$714	$758	(6)%	$3,131	$3,276	(4%)
Underwriting gain (loss)	$28	$(253)	NM	$160	$(214)	NM
Underlying underwriting gain	$37	$60	(38)%	$258	$300	(14%)
Losses and loss adjustment expense ratio
Current accident year before catastrophes	67.8	67.2	0.6	65.3	66.2	(0.9)
Current accident year catastrophes	3.3	38.8	(35.5)	4.4	16.1	(11.7)
Prior accident year development (PYD)	(2.1)	(1.3)	(0.8)	(1.3)	(0.9)	(0.4)
Expenses	27.5	25.6	1.9	26.7	25.0	1.7
Combined ratio	96.5	130.3	(33.8)	95.0	106.3	(11.3)
Impact of catastrophes and PYD on combined ratio	(1.2)	(37.5)	36.3	(3.1)	(15.2)	12.1
Underlying combined ratio	95.3	92.8	2.5	91.9	91.2	0.7

Net income of $66 million in fourth quarter 2019 compared to a net loss of $178 million in fourth quarter 2018 primarily due to a change to an underwriting gain in fourth quarter 2019 from an underwriting loss in fourth quarter 2018, a change to net realized capital gains in fourth quarter 2019 from net realized capital losses in fourth quarter 2018 and higher net investment income.

Core earnings of $61 million compared to a core loss of $166 million in fourth quarter 2018:

•	Underwriting gain of $28 million was $281 million better than fourth quarter 2018 primarily due to lower CAY CAT losses as fourth quarter 2018 was impacted by severe California wildfires

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Underlying underwriting gain of $37 million decreased 38% due to the effect of lower earned premiums, higher non-CAT property losses and higher underwriting expenses, partially offset by an improved auto loss ratio

•	Net investment income of $45 million, before tax, rose 15% compared to $39 million, before tax, in fourth quarter 2018

Written premiums of $714 million were down 6% from fourth quarter 2018 as non-renewed premium exceeded new business. New business premiums of $63 million increased 11% resulting from growth in both auto (up 9%) and homeowners (up 14%).

Combined ratio was 96.5 in fourth quarter 2019, 33.8 points better than fourth quarter 2018. Underlying combined ratio of 95.3 was 2.5 points higher than fourth quarter 2018 principally due to a higher expense ratio and, higher non-CAT property losses compared to unusually low losses in fourth quarter 2018, partially offset by a lower loss ratio in auto.

Group Benefits

	Three Months Ended			Twelve Months Ended
($ in millions, unless otherwise noted)	Dec 31 2019	Dec 31 2018	Change	Dec 31 2019	Dec 31 2018	Change
Net income	$159	$113	41%	$536	$340	58%
Core earnings	$161	$136	18%	$539	$427	26%
Fully insured ongoing premiums (ex. buyout premiums)	$1,344	$1,356	(1)%	$5,416	$5,418	-
Loss ratio	68.8%	72.6%	(3.8)	72.3%	75.3%	(3.0%)
Expense ratio	25.8%	24.1%	1.7	24.5%	24.0%	0.5%
Net income margin	10.5%	7.5%	3.0	8.8%	5.6%	3.2%
Core earnings margin*	10.6%	8.9%	1.7	8.9%	7.0%	1.9%

Net income of $159 million increased $46 million, or 41%, from fourth quarter 2018 resulting from a lower group disability loss ratio, partially offset by higher insurance operating costs and other expenses. Net realized capital gains of $8 million, before tax, in fourth quarter 2019 improved from net realized capital losses of $21 million, before tax, in fourth quarter 2018.

Core earnings of $161 million were $25 million, or 18%, higher than fourth quarter 2018 due to an improved loss ratio, partially offset by a higher expense ratio.

Fully insured ongoing premiums were down 1%, compared with fourth quarter 2018, due to persistency running slightly below historical trends as we adjust pricing on targeted segments of the Aetna book.

Loss ratio of 68.8% improved 3.8 points from fourth quarter 2018 due to a lower group disability loss ratio and, to a lesser extent, an improved group life loss ratio:

•	Total disability loss ratio improved 5.5 points to 62.0% primarily due to continued favorable incidence trends and strong recoveries on prior incurral year reserves

•	Total life loss ratio of 78.1%, was 0.7 point lower than fourth quarter 2018 due to lower mortality

Expense ratio of 25.8% was 1.7 points higher than fourth quarter 2018 primarily due to higher variable compensation and investments in technology and claims, partially offset by achievements of expense synergies and lower state taxes and assessments.

Hartford Funds

	Three Months Ended			Twelve Months Ended
($ in millions, unless otherwise noted)	Dec 31 2019	Dec 31 2018	Change	Dec 31 2019	Dec 31 2018	Change
Net income	$41	$36	14%	$149	$148	1%
Core earnings	$40	$38	5%	$145	$151	(4)%
Daily average Hartford Funds AUM	$121,709	$112,097	9%	$117,914	$116,876	1%
Mutual Funds and exchange-traded products (ETP) net flows	$218	$(1,682)	NM	$187	$(286)	NM
Total Hartford Funds assets under management (AUM)	$126,958	$104,840	21%	$126,958	$104,840	21%

Net income of $41 million and core earnings of $40 million were up $5 million and $2 million, respectively, compared with fourth quarter 2018, primarily due to higher investment management fee revenue.

Average daily AUM was $122 billion in fourth quarter 2019, up 9% from fourth quarter 2018.

Total AUM of $127 billion increased 21% from Dec. 31, 2018, driven by strong market performance and, to a lesser extent, net inflows.

Mutual fund and ETP net inflows totaled $218 million in fourth quarter 2019, compared with net outflows of $1,682 million in fourth quarter 2018 primarily due to lower redemptions and positive ETP net flows.

Corporate

	Three Months Ended			Twelve Months Ended
($ in millions, unless otherwise noted)	Dec 31 2019	Dec 31 2018	Change	Dec 31 2019	Dec 31 2018	Change
Net income (loss)	$(29)	$(12)	(142)%	$(171)	$124	NM
Core loss	$(39)	$(46)	15%	$(126)	$(233)	46%
Net investment income, before tax	$15	$26	(42)%	$66	$59	12%
Interest and preferred dividend expense, before tax	$70	$76	(8)%	$280	$304	8%

Net loss of $29 million increased $17 million from a net loss of $12 million in fourth quarter 2018 primarily due to an income tax benefit recognized in fourth quarter 2018 related to tax reform, partially offset by higher revenues and lower interest expense.

Fourth quarter 2019 core losses of $39 million decreased $7 million compared with fourth quarter 2018 reflecting an increase in earnings from the retained 9.7% equity interest in the limited partnership that acquired the life and annuity business sold in May 2018 and, to a lesser extent, lower interest expense.

INVESTMENT INCOME AND PORTFOLIO DATA:

	Three Months Ended			Twelve Months Ended
($ in millions, unless otherwise noted)	Dec 31 2019	Dec 31 2018	Change	Dec 31 2019	Dec 31 2018	Change

Net investment income, before tax	$503	$457	10%	$1,951	$1,780	10%
Annualized investment yield, before tax	4.0%	4.0%	-	4.1%	4.0%	0.1
Annualized investment yield, before tax, excluding LPs*	3.8%	3.7%	0.1	3.7%	3.7%	-
Annualized LP yield, before tax	11.9%	11.6%	0.3	14.4%	13.2%	1.2
Annualized investment yield, after tax	3.3%	3.3%	-	3.4%	3.3%	0.1

Fourth quarter 2019 consolidated net investment income rose 10% to $503 million, before tax, due to higher asset levels from the Navigators acquisition and organic growth of P&C assets, as well as income from make-whole payments and mortgage loan prepayment fees and higher returns on equity fund investments, partially offset by lower reinvestment rates. Income from LPs was $51 million, before tax, in fourth quarter 2019, up 6% from $48 million, before tax, in fourth quarter 2018 as higher valuations of private equity and hedge funds was offset by lower income from real estate partnerships.

Total invested assets rose 13% from Dec. 31, 2018, due principally to the Navigators acquisition and, to a lesser extent, the impact of lower interest rates and tighter credit spreads increasing the valuation of fixed maturities available for sale.

The credit performance on the investment portfolio remains very strong. Consistent with fourth quarter 2018, there were no net impairments in fourth quarter 2019.

CONFERENCE CALL
The Hartford will discuss its fourth quarter and full year 2019 financial results on a webcast at 9 a.m. EST on Tuesday, Feb. 4, 2020. The call can be accessed via a live listen-only webcast or as a replay through the Investor Relations section of The Hartford's website at https://ir.thehartford.com. The replay will be accessible approximately one hour after the conclusion of the call and be available along with a transcript of the event for at least one year.
More detailed financial information can be found in The Hartford's Investor Financial Supplement for Dec. 31, 2019, and the Fourth Quarter And Full Year 2019 Financial Results Presentation, both of which are available at https://ir.thehartford.com.

About The Hartford
The Hartford is a leader in property and casualty insurance, group benefits and mutual funds. With more than 200 years of expertise, The Hartford is widely recognized for its service excellence, sustainability practices, trust and integrity. More information on the company and its financial performance is available at https://www.thehartford.com. Follow us on Twitter at https://twitter.com/thehartford_pr.
The Hartford Financial Services Group, Inc., (NYSE: HIG) operates through its subsidiaries under the brand name, The Hartford, and is headquartered in Hartford, Connecticut. For additional details, please read https://www.thehartford.com/legal-notice.

HIG-F

Some of the statements in this release may be considered forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. We caution investors that these forward-looking statements are not guarantees of future performance, and actual results may differ materially. Investors should consider the important risks and uncertainties that may cause actual results to differ. These important risks and uncertainties include those discussed in our 2018 Annual Report on Form 10-K, subsequent Quarterly Reports on Forms 10-Q, and the other filings we make with the Securities and Exchange Commission. We assume no obligation to update this release, which speaks as of the date issued.

From time to time, The Hartford may use its website and/or social media outlets, such as Twitter and Facebook, to disseminate material company information. Financial and other important information regarding The Hartford is routinely accessible through and posted on our website at https://ir.thehartford.com, Twitter account at www.twitter.com/TheHartford_pr and Facebook at https://facebook.com/thehartford. In addition, you may automatically receive email alerts and other information about The Hartford when you enroll your email address by visiting the “Email Alerts” section at https://ir.thehartford.com.

Media Contacts:    Investor Contact:
Michelle Loxton     Susan Spivak Bernstein
860-547-7413     860-547-6233
michelle.loxton@thehartford.com     susan.spivak@thehartford.com

Matthew Sturdevant
860-547-8664
matthew.sturdevant@thehartford.com

THE HARTFORD FINANCIAL SERVICES GROUP, INC.
CONSOLIDATING INCOME STATEMENTS
Three Months Ended December 31, 2019
($ in millions)
	Commercial Lines	Personal Lines	P&C Other Ops	Group Benefits	Hartford Funds	Corporate		Consolidated
Earned premiums	$2,276	$795	$2	$1,345	$—	$5		$4,423
Fee income	9	9	—	45	256	12		331
Net investment income	298	45	20	123	2	15		503
Other revenues	—	18	—	—	—	23		41
Net realized capital gains	42	7	3	8	2	1		63
Total revenues	2,625	874	25	1,521	260	56		5,361
Benefits, losses, and loss adjustment expenses	1,413	548	12	957	—	9		2,939
Amortization of DAC	356	65	—	13	3	1		438
Insurance operating costs and other expenses	479	177	3	343	206	16		1,224
Interest expense	—	—	—	—	—	65		65
Amortization of other intangible assets	7	2	—	10	—	—		19
Total benefits and expenses	2,255	792	15	1,323	209	91		4,685
Income before income taxes	370	82	10	198	51	(35)		676
Income tax expense (benefit)	68	16	1	39	10	(6)		128
Net income (loss)	302	66	9	159	41	(29)		548
Preferred stock dividends	—	—	—	—	—	5		5
Net income (loss) available to common stockholders	302	66	9	159	41	(34)		543
Adjustments to reconcile net income (loss) available to common stockholders to core earnings (losses)
Net realized capital gains, excluded from core earnings, before tax	(42)	(7)	(3)	(7)	(1)	(2)		(62)
Change in deferred gain on retroactive reinsurance, before tax	16	—	—	—	—	—	—	16
Integration and transaction costs associated with an acquired business, before tax	12	—	—	8	—	1		21
Income tax expense (benefit)	4	2	1	1	—	(4)		4
Core earnings (losses)	$292	$61	$7	$161	$40	$(39)		$522

Net realized capital gains in fourth quarter 2019 were primarily driven by appreciation of equity securities due to higher equity market levels and, to a lesser extent, net trading gains from sales of investment grade and high yield corporates and continued reduction of tax-exempt municipals.

THE HARTFORD FINANCIAL SERVICES GROUP, INC.
CONSOLIDATING INCOME STATEMENTS
Three Months Ended December 31, 2018
($ in millions)
	Commercial Lines	Personal Lines	P&C Other Ops	Group Benefits	Hartford Funds	Corporate	Consolidated
Earned premiums	$1,806	$835	$—	$1,356	$—	$—	$3,997
Fee income	8	10	—	44	246	11	319
Net investment income	247	39	22	121	2	26	457
Other revenues	1	18	—	—	—	13	32
Net realized capital gains (losses)	(106)	(17)	(9)	(21)	(3)	(16)	(172)
Total revenues	1,956	885	13	1,500	245	34	4,633
Benefits, losses, and loss adjustment expenses	1,016	874	38	1,016	—	2	2,946
Amortization of DAC	268	66	—	12	4	—	350
Insurance operating costs and other expenses	363	174	4	325	196	24	1,086
Interest expense	—	—	—	—	—	70	70
Amortization of other intangible assets	1	1	—	12	—	—	14
Total benefits and expenses	1,648	1,115	42	1,365	200	96	4,466
Income (loss) before income taxes	308	(230)	(29)	135	45	(62)	167
Income tax expense (benefit)	55	(52)	(13)	22	9	(50)	(29)
Net income (loss)	253	(178)	(16)	113	36	(12)	196
Preferred stock dividends	—	—	—	—	—	6	6
Net income (loss) available to common stockholders	253	(178)	(16)	113	36	(18)	190
Adjustments to reconcile net income (loss) available to common stockholders to core earnings (losses)
Net realized capital losses (gains), excluded from core earnings, before tax	108	17	9	22	3	16	175
Integration and transaction costs, before tax	—	—	—	12	—	—	12
Income tax expense (benefit)	(24)	(5)	(8)	(11)	(1)	(44)	(93)
Core earnings (losses)	$337	$(166)	$(15)	$136	$38	$(46)	$284

THE HARTFORD FINANCIAL SERVICES GROUP, INC.
CONSOLIDATING INCOME STATEMENTS
Year Ended December 31, 2019
($ in millions)
	Commercial Lines	Personal Lines	P&C Other Ops	Group Benefits	Hartford Funds	Corporate	Consolidated
Earned premiums	8,290	3,198	2	5,423	—	10	16,923
Fee income	35	37	—	180	999	50	1,301
Net investment income	1,129	179	84	486	7	66	1,951
Other revenues	1	83	—	—	—	86	170
Net realized capital gains (losses)	271	43	20	34	5	22	395
Total revenues	9,726	3,540	106	6,123	1,011	234	20,740
Benefits, losses, and loss adjustment expenses	5,192	2,185	21	4,055	—	19	11,472
Amortization of DAC	1,296	259	—	54	12	1	1,622
Insurance operating costs and other expenses	1,667	696	12	1,311	813	82	4,580
Loss on extinguishment of debt	—	—	—	—	—	90	90
Loss on reinsurance transaction	91	—	—	—	—	—	91
Interest expense	—	—	—	—	—	259	259
Amortization of other intangible assets	18	6	—	41	—	1	66
Total benefits and expenses	8,264	3,146	33	5,461	825	451	18,180
Income (loss) before income taxes	1,462	394	73	662	186	(217)	2,560
Income tax expense (benefit)	270	76	12	126	37	(46)	475
Net income (loss)	1,192	318	61	536	149	(171)	2,085
Preferred stock dividends	—	—	—	—	—	21	21
Net Income available to common stockholders	1,192	318	61	536	149	(192)	2,064
Adjustments to reconcile net income (loss) available to common stockholders to core earnings (losses)
Net realized capital losses (gains), excluded from core earnings, before tax	(268)	(42)	(19)	(33)	(4)	(23)	(389)
Loss on extinguishment of debt, before tax	—	—	—	—	—	90	90
Change in loss reserves upon acquisition of a business, before tax	97	—	—	—	—	—	97
Integration and transaction costs, before tax	38	—	—	36	—	17	91
Loss on reinsurance transaction, before tax	91	—	—	—	—	—	91
Change in deferred gain on retroactive reinsurance, before tax	16	—	—	—	—	—	16
Income tax expense (benefit)	7	9	4	—	—	(18)	2
Core earnings (losses)	1,173	285	46	539	145	(126)	2,062

THE HARTFORD FINANCIAL SERVICES GROUP, INC.
CONSOLIDATING INCOME STATEMENTS
Year Ended December 31, 2018
($ in millions)
	Commercial Lines	Personal Lines	P&C Other Ops	Group Benefits	Hartford Funds	Corporate	Consolidated
Earned premiums	7,047	3,399	—	5,423	—	—	15,869
Fee income	34	40	—	175	1,032	32	1,313
Net investment income	997	155	90	474	5	59	1,780
Other revenues	—	84	—	—	—	21	105
Net realized capital gains (losses)	(43)	(7)	(4)	(47)	(4)	(7)	(112)
Total revenues	8,035	3,671	86	6,025	1,033	105	18,955
Benefits, losses, and loss adjustment expenses	4,112	2,763	65	4,214	—	11	11,165
Amortization of DAC	1,048	275	—	45	16	—	1,384
Insurance operating costs and other expenses	1,392	680	13	1,282	831	83	4,281
Loss on extinguishment of debt	—	—	—	—	—	6	6
Interest expense	—	—	—	—	—	298	298
Amortization of other intangible assets	4	4	—	60	—	—	68
Total benefits and expenses	6,556	3,722	78	5,601	847	398	17,202
Income (loss) before income taxes	1,479	(51)	8	424	186	(293)	1,753
Income tax expense (benefit)	267	(19)	(7)	84	38	(95)	268
Income (loss) from continuing operations, net of tax	1,212	(32)	15	340	148	(198)	1,485
Income from discontinued operations, net of tax	—	—	—	—	—	322	322
Net income (loss)	1,212	(32)	15	340	148	124	1,807
Preferred stock dividends	—	—	—	—	—	6	6
Net income (loss) available to common stockholders	1,212	(32)	15	340	148	118	1,801
Adjustments to reconcile net income (loss) available to common stockholders to core earnings (losses)
Net realized capital losses (gains), excluded from core earnings, before tax	46	7	4	51	4	6	118
Loss on extinguishment of debt, before tax	—	—	—	—	—	6	6
Integration and transaction costs, before tax	—	—	—	47	—	—	47
Income tax expense (benefit)	(13)	(3)	(6)	(11)	(1)	(41)	(75)
Income from discontinued operations, net of tax	—	—	—	—	—	(322)	(322)
Core earnings (losses)	1,245	(28)	13	427	151	(233)	1,575

DISCUSSION OF NON-GAAP FINANCIAL MEASURES
The Hartford uses non-GAAP financial measures in this press release to assist investors in analyzing the company's operating performance for the periods presented herein. Because The Hartford's calculation of these measures may differ from similar measures used by other companies, investors should be careful when comparing The Hartford's non-GAAP financial measures to those of other companies. Definitions and calculations of other financial measures used in this press release can be found below and in The Hartford's Investor Financial Supplement for fourth quarter 2019, which is available on The Hartford's website, https://ir.thehartford.com.

Annualized investment yield, excluding limited partnerships and other alternative investments - This non-GAAP measure is calculated as (a) the annualized net investment income, on a Consolidated, P&C or Group Benefits level, excluding limited partnerships and other alternative investments, divided by (b) the monthly average invested assets at amortized cost, excluding repurchase agreement and securities lending collateral, derivatives book value, and limited partnerships and other alternative investments. The Company believes that annualized investment yield, excluding limited partnerships and other alternative investments, provides investors with an important measure of the trend in investment earnings because it excludes the impact of the volatility in returns related to limited partnerships and other alternative investments. Annualized investment yield is the most directly comparable GAAP measure.

	Three Months Ended
	Dec 31 2019	Dec 31 2018	Dec 31 2019	Dec 31 2018	Dec 31 2019	Dec 31 2018
	Consolidated		P&C		Group Benefits
Annualized investment yield, before tax	4.0%	4.0%	4.0%	4.0%	4.3%	4.2%
Impact on annualized investment yield of limited partnerships and other alternative investments, before tax	(0.2)%	(0.3)%	(0.3)%	(0.3)%	(0.4)%	(0.3)%
Annualized investment yield excluding limited partnerships and other alternative investments, before tax	3.8%	3.7%	3.7%	3.7%	3.9%	3.9%

	Twelve Months Ended
	Dec 31 2019	Dec 31 2018	Dec 31 2019	Dec 31 2018	Dec 31 2019	Dec 31 2018
	Consolidated		P&C		Group Benefits
Annualized investment yield, before tax	4.1%	4.0%	4.1%	4.1%	4.2%	4.2%
Impact on annualized investment yield of limited partnerships and other alternative investments, before tax	(0.4)%	(0.3)%	(0.4)%	(0.4)%	(0.3)%	(0.3)%
Annualized investment yield excluding limited partnerships and other alternative investments, before tax	3.7%	3.7%	3.7%	3.7%	3.9%	3.9%

Book value per diluted share (excluding AOCI) - This is a non-GAAP per share measure that is calculated by dividing (a) common stockholders' equity, excluding AOCI, after tax, by (b) common shares outstanding and dilutive potential common shares. The Company provides this measure to enable investors to analyze the amount of the Company's net worth that is primarily attributable to the Company's business operations. The Company believes that excluding AOCI from the numerator is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period, primarily based on changes in interest rates. Book value per diluted share is the most directly comparable U.S. GAAP measure.

	As of
	Dec 31 2019	Dec 31 2018	Change
Book value per diluted share	$43.85	$35.06	25%
Per diluted share impact of AOCI	$0.14	$(4.34)	NM
Book value per diluted share (excluding AOCI)	$43.71	$39.40	11%

Core earnings - The Hartford uses the non-GAAP measure core earnings as an important measure of the Company’s operating performance. The Hartford believes that core earnings provides investors with a valuable measure of the performance of the Company’s ongoing businesses because it reveals trends in our insurance and financial services businesses that may be obscured by including the net effect of certain items. Therefore, the following items are excluded from core earnings:

•
Certain realized capital gains and losses - Some realized capital gains and losses are primarily driven by investment decisions and external economic developments, the nature and timing of which are unrelated to the insurance and underwriting aspects of our business. Accordingly, core earnings excludes the effect of all realized gains and losses that tend to be highly variable from period to period based on capital market conditions. The Hartford believes, however, that some realized capital gains and losses are integrally related to our insurance operations, so core earnings includes net realized gains and losses such as net periodic settlements on credit derivatives. These net realized gains and losses are directly related to an offsetting item included in the income statement such as net investment income.

•
Integration and transaction costs in connection with an acquired business - As transaction costs are incurred upon acquisition of a business and integration costs are completed within a short period after an acquisition, they do not represent ongoing costs of the business.

•	Loss on extinguishment of debt - Largely consisting of make-whole payments or tender premiums upon paying debt off before maturity, these losses are not a recurring operating expense of the business.

•
Gains and losses on reinsurance transactions - Gains or losses on reinsurance, such as those entered into upon sale of a business or to reinsure loss reserves, are not a recurring operating expense of the business.

•
Change in loss reserves upon acquisition of a business - These changes in loss reserves are excluded from core earnings because such changes could obscure the ability to compare results in periods after the acquisition to results of periods prior to the acquisition.

•
Income tax benefit from reduction in deferred income tax valuation allowance - Valuation allowances, including the establishment and/or release of an allowance, against tax attributes like capital loss and net operating loss carryovers are infrequent.

•
Results of discontinued operations - These results are excluded from core earnings for businesses sold or held for sale because such results could obscure the ability to compare period over period results for our ongoing businesses.

•
Deferred gain resulting from retroactive reinsurance and subsequent changes in the deferred gain - Retroactive reinsurance agreements economically transfer risk to the reinsurers and including the full benefit from retroactive reinsurance in core earnings provides greater insight into the economics of the business.

In addition to the above components of net income available to common stockholders that are excluded from core earnings, preferred stock dividends declared, which are excluded from net income available to common stockholders, are included in the determination of core earnings. Preferred stock dividends are a cost of financing more akin to interest expense on debt and are expected to be a recurring expense as long as the preferred stock is outstanding.
Net income (loss), net income (loss) available to common stockholders and income from continuing operations, net of tax, available to common stockholders (during periods when the Company reports significant discontinued operations) are the most directly comparable U.S. GAAP measures to core earnings. Income from continuing operations, net of tax, available to common stockholders is net income available to common stockholders, excluding the income (loss) from discontinued operations, net of tax. Core earnings should not be considered as a substitute for net income (loss), net income (loss) available to common stockholders or income (loss) from continuing operations, net of tax, available to common stockholders and does not reflect the overall profitability of the Company’s business. Therefore, The Hartford believes that it is useful for investors to evaluate net income (loss), net income (loss) available to common stockholders, income (loss) from continuing operations, net of tax, available to common stockholders and core earnings when reviewing the Company’s performance.
A reconciliation of net income (loss) to core earnings for the quarterly periods ended Dec. 31, 2019 and 2018, is included in this press release. A reconciliation of net income (loss) to core earnings for individual reporting segments can be found in this press release under the heading "The Hartford Financial Services Group, Inc. Consolidating Income Statements" and in The Hartford's Investor Financial Supplement for the quarter ended Dec. 31, 2019.
Core earnings margin - The Hartford uses the non-GAAP measure core earnings margin to evaluate, and believes it is an important measure of, the Group Benefits segment's operating performance. Core earnings margin is calculated by dividing core earnings by revenues, excluding buyouts and realized gains (losses). Net income margin is the most directly comparable U.S. GAAP measure. The Company believes that core earnings margin provides investors with a valuable measure of the performance of Group Benefits because it reveals trends in the business that may be obscured by the effect of buyouts and realized gains (losses) as well as other items excluded in the calculation of core earnings. Core earnings margin should not be considered as a substitute for net income margin and does not reflect the overall profitability of Group Benefits. Therefore, the Company believes it is important for investors to evaluate both core earnings margin and net income margin when reviewing performance. A reconciliation of net income margin to core earnings margin for the quarterly periods ended Dec. 31, 2019 and 2018, is set forth below.

	Three Months Ended			Twelve Months Ended
Margin	Dec 31 2019	Dec 31 2018	Change	Dec 31 2019	Dec 31 2018	Change
Net income margin	10.5%	7.5%	3.0	8.8%	5.6%	3.2%
Adjustments to reconcile net income margin to core earnings margin
Net realized capital losses (gains) excluded from core earnings, before tax	(0.5)%	1.4%	(1.9)	(0.5)%	0.9%	(1.4)%
Integration and transaction costs associated with acquired business, before tax	0.5%	0.7%	(0.2)	0.6%	0.8%	(0.2)%
Income tax benefit	0.1%	(0.7)%	0.8	—%	(0.3)%	0.3%
Core earnings margin	10.6%	8.9%	1.7	8.9%	7.0%	1.9%

Core earnings per diluted share - This non-GAAP per share measure is calculated using the non-GAAP financial measure core earnings rather than the GAAP measure net income. The Company believes that core earnings per diluted share provides investors with a valuable measure of the Company's operating performance for the same reasons applicable to its underlying measure, core earnings. Net income (loss), available to common stockholders per diluted common share and income (loss) from continuing operations, net of tax, available to common stockholders per diluted common share are the most directly comparable GAAP measures. Core earnings per diluted share should not be considered as a substitute for net income (loss) available to common stockholders per diluted common share or income (loss) from continuing operations, net of tax, available to common stockholders per diluted common share and does not reflect the overall profitability of the Company's business. Therefore, the Company believes that it is useful for investors to evaluate net income (loss) available to common stockholders per diluted common share, income (loss) from continuing operations, net of tax, available to common stockholders per diluted common share and core earnings per diluted share when reviewing the Company's performance. A reconciliation of net income (loss) available to common stockholders per diluted common share to core earnings per diluted share for the quarterly periods ended Dec. 31, 2019 and 2018 is provided in the table below.

	Three Months Ended			Twelve Months Ended
	Dec 31 2019	Dec 31 2018	Change	Dec 31 2019	Dec 31 2018	Change
PER SHARE DATA
Diluted earnings per common share:
Net income available to common stockholders per share[1]	$1.49	$0.52	187%	$5.66	$4.95	14%
Income from discontinued operations, after tax	—	—	—%	—	0.89	(100)%
Income from continuing operations, net of tax, available to common stockholders	$1.49	$0.52	187%	$5.66	$4.06	39%
Adjustment made to reconcile income from continuing operations, net of tax, available to common stockholders to core earnings per share
Net realized capital losses (gains), excluded from core earnings, before tax	(0.17)	0.48	NM	(1.07)	0.32	NM
Loss on extinguishment of debt, before tax	—	—	—%	0.25	0.02	NM
Loss on reinsurance transactions, before tax	—	—	—%	0.25	—	NM
Integration and transaction costs associated with an acquired business, before tax	0.06	0.03	100%	0.25	0.13	92%
Change in deferred gain on retroactive reinsurance, before tax	0.04	—	NM	0.04	—	NM
Change in loss reserves upon acquisition of a business, before tax	—	—	—%	0.27	—	NM
Income tax expense (benefit) on items excluded from core earnings	0.01	(0.25)	NM	—	(0.20)	100%
Core earnings per share	$1.43	$0.78	83%	$5.65	$4.39	29%
[1] Net income (loss) available to common stockholders includes dilutive potential common shares

Core Earnings Return on Equity - The Company provides different measures of the return on stockholders' equity (ROE). Core earnings ROE is calculated based on non-GAAP financial measures. Core earnings ROE is calculated by dividing (a) the non-GAAP measure core earnings for the prior four fiscal quarters by (b) the non-GAAP measure average common stockholders' equity, excluding AOCI. Net income ROE is the most directly comparable U.S. GAAP measure. The Company excludes AOCI in the calculation of core earnings ROE to provide investors with a measure of how effectively the Company is investing the portion of the Company's net worth that is primarily attributable to the Company's business operations. The Company provides to investors return on equity measures based on its non-GAAP core earnings financial measure for the reasons set forth in the core earnings definition.
A reconciliation of consolidated net income (loss) ROE to Consolidated Core earnings ROE is set forth below.

	Last Twelve Months Ended
	Dec 31 2019	Dec 31 2018
Net income (loss) available to common stockholders ROE	14.4%	13.7%
Adjustments to reconcile net income (loss) available to common stockholders ROE to core earnings ROE
Net realized capital gains excluded from core earnings, before tax	(2.7)	0.9
Loss on extinguishment of debt, before tax	0.6	—
Loss on reinsurance transactions, before tax	0.6	—
Integration and transaction costs associated with an acquired business, before tax	0.6	0.4
Changes in loss reserves upon acquisition of a business, before tax	0.7	—
Income tax expense (benefit) on items not included in core earnings	—	(0.6)
Change in deferred gain on retroactive reinsurance, before tax	0.1
Loss (income) from discontinued operations, after tax	—	(2.5)
Impact of AOCI, excluded from core earnings ROE	(0.7)	(0.3)
Core earnings ROE	13.6%	11.6%

Net investment income, excluding limited partnerships and other alternative investments -This non-GAAP measure is the amount of net investment income, on a Consolidated, P&C or Group Benefits level earned from invested assets, excluding the net investment income related to limited partnerships and other alternative investments. The Company believes that net investment income, excluding limited partnerships and other alternative instruments, provides investors with an important measure of the trend in investment earnings because it excludes the impact of the volatility in returns related to limited partnerships and other alternative instruments. Net investment income is the most directly comparable GAAP measure.

	Three Months Ended
	Dec 31 2019	Dec 31 2018	Dec 31 2019	Dec 31 2018	Dec 31 2019	Dec 31 2018
	Consolidated		P&C		Group Benefits
Total net investment income	$503	$457	$363	$308	$123	$121
Income from limited partnerships and other alternative assets	(51)	(48)	(38)	(37)	(13)	(11)
Net investment income excluding limited partnerships and other alternative investments	$452	$409	$325	$271	$110	$110

	Twelve Months Ended
	Dec 31 2019	Dec 31 2018	Dec 31 2019	Dec 31 2018	Dec 31 2019	Dec 31 2018
	Consolidated		P&C		Group Benefits
Total net investment income	$1,951	$1,780	$1,392	$1,242	$486	$474
Income from limited partnerships and other alternative assets	(232)	(205)	(186)	(163)	(46)	(42)
Net investment income excluding limited partnerships and other alternative investments	$1,719	$1,575	$1,206	$1,079	$440	$432

Underlying combined ratio- This non-GAAP financial measure of underwriting results represents the combined ratio before catastrophes, prior accident year development and current accident year change in loss reserves upon acquisition of a business. Combined ratio is the most directly comparable GAAP measure. The underlying combined ratio represents the combined ratio for the current accident year, excluding the impact of current accident year catastrophes and current accident year change in loss reserves upon acquisition of a business. The Company believes this ratio is an important measure of the trend in profitability since it removes the impact of volatile and unpredictable catastrophe losses and prior accident year loss and loss adjustment expense reserve development. The changes to loss reserves upon acquisition of a business are excluded from underlying combined ratio because such changes could obscure the ability to compare results in periods after the acquisition to results of periods prior to the acquisition as such trends are valuable to our investors' ability to assess the Company's financial performance. A reconciliation of the combined ratio to the underlying combined ratio for individual reporting segments can be found in this press release under the heading "Business Results" for Commercial Lines" and "Personal Lines"
Underwriting gain (loss) - The Hartford's management evaluates profitability of the Commercial and Personal Lines segments primarily on the basis of underwriting gain or loss. Underwriting gain (loss) is a before tax non-GAAP measure that represents earned premiums less incurred losses, loss adjustment expenses and underwriting expenses. Net income (loss) is the most directly comparable GAAP measure. Underwriting gain (loss) is influenced significantly by earned premium growth and the adequacy of The Hartford's pricing. Underwriting profitability over time is also greatly influenced by The Hartford's underwriting discipline, as management strives to manage exposure to loss through favorable risk selection and diversification, effective management of claims, use of reinsurance and its ability to manage its expenses. The Hartford believes that the measure underwriting gain (loss) provides investors with a valuable measure of profitability, before tax, derived from underwriting activities, which are managed separately from the Company's investing activities. A reconciliation of net income to underwriting results for the quarterly periods ended Dec. 31, 2019 and 2018, is set forth below.
Underlying underwriting gain (loss) - This non-GAAP measure of underwriting profitability represents underwriting gain (loss) before current accident year catastrophes, PYD and current accident year change in loss reserves upon acquisition of a business. The most directly comparable GAAP measure is net income (loss). The Company believes underlying underwriting gain (loss) is important to understand the Company’s periodic earnings because the volatile and unpredictable nature (i.e., the timing and amount) of catastrophes and prior accident year reserve development could obscure underwriting trends. The changes to loss reserves upon acquisition of a business are also excluded from underlying underwriting gain (loss) because such changes could obscure the ability to compare results in periods after the acquisition to results of periods prior to the acquisition as such trends are valuable to our investors' ability to assess the Company's financial performance. A reconciliation of net income (loss) to underlying underwriting gain (loss) for individual reporting segments for the quarterly periods ended Dec. 31, 2019 and 2018, is set forth below:

COMMERCIAL LINES

	Three Months Ended		Twelve Months Ended
	Dec 31 2019	Dec 31 2018	Dec 31 2019	Dec 31 2018
Net income	$302	$253	$1,192	$1,212
Adjustments to reconcile net income to underwriting gain
Net servicing loss (income)	1	(2)	(2)	(2)
Net investment income	(298)	(247)	(1,129)	(997)
Net realized capital gains	(42)	106	(271)	43
Other expense (income)	11	3	38	2
Loss on reinsurance transaction	—	—	91	—
Income tax expense	68	55	270	267
Underwriting gain	42	168	189	525
Adjustments to reconcile underwriting gain to underlying underwriting gain
Current accident year catastrophes	89	37	323	275
Prior accident year development	(37)	(55)	(44)	(200)
Current accident year change in loss reserves upon acquisition of a business	—	—	29	—
Underlying underwriting gain	$94	$150	$497	$600

PERSONAL LINES

	Three Months Ended		Twelve Months Ended
	Dec 31 2019	Dec 31 2018	Sept 30 2019	Sept 30 2018
Net income	$66	$(178)	$318	$(32)
Adjustments to reconcile net income to underwriting gain
Net servicing income	(2)	(3)	(13)	(16)
Net investment income	(45)	(39)	(179)	(155)
Net realized capital losses (gains)	(7)	17	(43)	7
Other expense	—	2	1	1
Income tax expense (benefit)	16	(52)	76	(19)
Underwriting gain	28	(253)	160	(214)
Adjustments to reconcile underwriting gain to underlying underwriting gain
Current accident year catastrophes	26	324	140	546
Prior accident year development	(17)	(11)	(42)	(32)
Underlying underwriting gain	$37	$60	$258	$300

SAFE HARBOR STATEMENT
Some of the statements in this release should be considered forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “projects” and similar references to the future. Examples of forward-looking statements include, but are not limited to, statements the company makes regarding future results of operations. The Hartford cautions investors that these forward-looking statements are not guarantees of future performance, and actual results may differ materially. Investors should consider the important risks and uncertainties that may cause actual results to differ. These important risks and uncertainties include the risks and uncertainties identified below, as well as factors described in such forward-looking statements or in The Hartford's 2018 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings The Hartford makes with the Securities and Exchange Commission.
Risks Relating to Economic, Political and Global Market Conditions: challenges related to the company’s current operating environment, including global political, economic and market conditions, and the effect of financial market disruptions, economic downturns, changes in trade regulation including tariffs and other barriers or other potentially adverse macroeconomic developments on the demand for our products and returns in our investment portfolios; financial risk related to the continued reinvestment of our investment portfolios; market risks associated with our business, including changes in credit spreads, equity prices, interest rates, inflation rate, and foreign currency exchange rates; the impact on our investment portfolio if our investment portfolio is concentrated in any particular segment of the economy; the impacts of changing climate and weather patterns on our businesses, operations and investment portfolio including on claims, demand and pricing of our products, the availability and cost of reinsurance, our modeling data used to evaluate and manage risks of catastrophes and severe weather events, the value of our investment portfolios and credit risk with reinsurers and other counterparties; the risks associated with the discontinuance of the London Inter-Bank Offered Rate (LIBOR) on the securities we hold or may have issued, other financial instruments and any other assets and liabilities whose value is tied to LIBOR; the impacts associated with the withdrawal of the United Kingdom (“U.K.”) from the European Union (“E.U.”) on our international operations in the U.K. and E.U.;
Insurance Industry and Product-Related Risks: the possibility of unfavorable loss development including with respect to long-tailed exposures; the significant uncertainties that limit our ability to estimate the ultimate reserves necessary for asbestos and environmental claims; the possibility of a pandemic, earthquake, or other natural or man-made disaster that may adversely affect our businesses; weather and other natural physical events, including the intensity and frequency of storms, hail, wildfires, flooding, winter storms, hurricanes and tropical storms, as well as climate change and its potential impact on weather patterns; the possible occurrence of terrorist attacks and the company’s inability to contain its exposure as a result of, among other factors, the inability to exclude coverage for terrorist attacks from workers' compensation policies and limitations on reinsurance coverage from the federal government under applicable laws; the company’s ability to effectively price its property and casualty policies, including its ability to obtain regulatory consents to pricing actions or to non-renewal or withdrawal of certain product lines; actions by competitors that may be larger or have greater financial resources than we do; technological changes, such as usage-based methods of determining premiums, advancements in automotive safety features, the development of autonomous vehicles, and platforms that facilitate ride sharing, which may alter demand for the company's products, impact the frequency or severity of losses, and/or impact the way the company markets, distributes and underwrites its products; the company's ability to market, distribute and provide insurance products and investment advisory services through current and future distribution channels and advisory firms; the uncertain effects of emerging claim and coverage issues;
Financial Strength, Credit and Counterparty Risks: the impact on capital requirements due to various factors, including many that are outside the company’s control, such as National Association of Insurance Commissioners risk based capital formulas, Funds at Lloyd's and Solvency Capital Requirements, which can in turn affect our credit and financial strength ratings, cost of capital, regulatory compliance and other aspects of our business and results; risks to our business, financial position, prospects and results associated with negative rating actions or downgrades in the company’s financial strength and credit ratings or negative rating actions or downgrades relating to our investments; losses due to nonperformance or defaults by others, including credit risk with counterparties associated with investments, derivatives, premiums receivable, reinsurance recoverables and indemnifications provided by third parties in connection with previous dispositions; the potential for losses due to our reinsurers' unwillingness or inability to meet their obligations under reinsurance contracts and the availability, pricing and adequacy of reinsurance to protect us against losses; state and international regulatory limitations on the ability of the company and certain of its subsidiaries to declare and pay dividends;
Risks Relating to Estimates, Assumptions and Valuations: risk associated with the use of analytical models in making decisions in key areas such as underwriting, capital management, reserving, and catastrophe risk management; the potential for differing interpretations of the methodologies, estimations and assumptions that underlie the company’s fair value estimates for its investments and the evaluation of other-than-temporary impairments on available-for-sale securities; the potential for further impairments of our goodwill or the potential for changes in valuation allowances against deferred tax assets;
Strategic and Operational Risks: the company’s ability to maintain the availability of its systems and safeguard the security of its data in the event of a disaster, cyber or other information security incident or other unanticipated event; the potential for difficulties arising from outsourcing and similar third-party relationships; the risks, challenges and uncertainties associated with capital management plans, expense reduction initiatives and other actions, which may include acquisitions, divestitures or restructurings; risks associated with acquisitions and divestitures including the challenges of integrating acquired companies or businesses or separating from our divested businesses that may result in our not being able to achieve the anticipated benefits and synergies and may result in unintended consequences; difficulty in attracting and retaining talented and qualified personnel including key employees, such as executives, managers and employees with strong technological, analytical and other specialized skills; and the company’s ability to protect its intellectual property and defend against claims of infringement;
Regulatory and Legal Risks: the cost and other potential effects of changes in federal, state and international regulatory and legislative developments, including those that could adversely impact the demand for the company’s products, operating costs and required capital levels; unfavorable judicial or other legal developments; the impact of changes in federal or state tax laws; regulatory requirements that could delay, deter or prevent a takeover attempt that stockholders might consider in their best interests; and the impact of potential changes in accounting principles and related financial reporting requirements.

Any forward-looking statement made by the company in this release speaks only as of the date of this release. Factors or events that could cause the company's actual results to differ may emerge from time to time, and it is not possible for the company to predict all of them. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.